EXHIBIT 10.1
Summary of the 2007 Executive Incentive Bonus Plan
     In order to provide incentive to senior management to achieve various corporate goals established by the board for the fiscal year ending December 31, 2007, Taleo has adopted the 2007 Executive Incentive Bonus Plan (the “Plan”). The Plan provides for payment of bonuses to all of Taleo’s executive officers and other members of senior management.
     Aggregate cash bonus amounts range between 32% and 133% of base salary per individual at on-target achievement of bonus plan goals. Each individual’s bonus will be determined by an individualized formula based on the achievement of a variety of yearly and quarterly performance objectives, including bookings, revenue, gross margins, cost of goods sold, system up-time, customer renewal rates and other objectives. For certain performance objectives it is possible to exceed on-target achievement and receive a bonus payment in excess of the bonus payment payable for on-target achievement.
     Bonus payments are anticipated to be made both quarterly and yearly, depending on the relevant performance objective. The Plan is administered by the Compensation Committee of Taleo’s Board of Directors, and will terminate in 2008.